First Amendment To Employment Agreement By and Between BioCal Technology, Inc.
                       and Dr. Udo Henseler

     This First Amendment to Employment Agreement (the "First Amendment") is by and between BioCal Technology, Inc., (the "Company") and Dr. Udo Henseler (the "Employee"), CEO.

                    Recitals And Agreements

(1) On May 1, 2003, the Company and Employee executed an Employment Agreement (the "Employment Agreement").

(2) A while after the execution of the Employment Agreement a Directors' and Officers' Insurance (the "D&O Insurance"), according to the Employment Agreement section 2.4(d), was still not in place and effective. The parties to this Agreement established to delay the effective date of the Employment Agreement until such time the D&O Insurance became effective.

(3) The D&O Insurance became effective August 6, 2003 (per Jana M. Darnell, Account Executive of MARSH ADVANTAGE AMERICA, with Carolina Casualty).

(4) Except as expressly modified herein, the Employment Agreement is hereby ratified and confirmed to be in full force and effect.


In witness hereof, this First Amendment to Employment Agreement is executed this August 30th, 2003.



/s/Dr. Udo Henseler
Dr. Udo Henseler
CEO




/s/Dr. Ming S. Liu
Dr. Ming S. Liu
President and Chief Applications Officer

Second Amendment To Employment Agreement By and Between eGene, Inc., (formerly BioCal Technology, Inc.) and Dr. Udo Henseler

     This Second Amendment to the Employment Agreement (the "Second Amendment") is by and between eGene, Inc., formerly BioCal Technology, Inc., (the "Company") and Dr. Udo Henseler (the "Employee"), Chief Executive Officer and Director.

                    Recitals And Agreements

(1)  On May 1, 2003, the Company and Employee executed an Employment
Agreement (the "Employment Agreement") which became effective on August 6, 2003, coinciding with the required Company's D & O Insurance effective date of August 6, 2003. Refer to First Amendment to this Employment Agreement.

(2) As a result of a Merger, effective July 13, 2004, of BioCal Technology Inc., into a publicly traded corporation (Centroid - CCMC), the combined companies changed their name to eGene, Inc. The purpose was to better reflect the strength of its technology and application platforms. eGene, Inc. covenants that it has assumed all of the purposes, rights, privileges and all and every other interest whatsoever, of this Employment Agreement of and with Dr. Udo Henseler. And the Employment Agreement shall continue unaffected and unimpaired in all respects whatsoever, between Dr. Udo Henseler and eGene Inc.


(3) Except as expressly modified herein, the Employment Agreement is hereby ratified and confirmed to be in full force and effect.

In witness hereof, this Second Amendment to Employment Agreement is executed this August 30, 2004.

/s/Dr. Udo Henseler
Dr. Udo Henseler
Chief Executive Officer and Director


/s/Dr. Ming S. Liu
Dr. Ming S. Liu
Executive Vice President and Director


/s/Varouj Amirkhanian
Varouj Amirkhanian
Executive Vice President and Director

                      EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made this 1st day of May, 2003 (this "Agreement"), between BioCal Technology Inc., ("Employer"), and Dr. Udo Henseler ("Employee"), also jointly referred to hereafter as the ("parties"). In consideration for the benefits and promises set forth herein the parties agree as follows:

     1.   Employment.

          1.1 Employment Period: The term of employment will be for the period commencing on the date of this Agreement and ending May 1, 2006 ("the Term"), unless sooner terminated in accordance with the terms and conditions of this Agreement. If Employee's employment by Employer continues after the end of the Term, such employment will continue on the terms and conditions set forth in this Agreement but will be terminable by either party at any time with or without cause or advance notice.

          1.2 Position. Employer hereby employs Employee, and Employee agrees to be employed as Chief Executive Officer (CEO) of Employer. During the Term of this Agreement, Employee will also serve as member of the Board of Directors in accordance with Employer's Articles of Incorporation and Bylaws.

          1.3  Duties.

               (a) Employee will perform such executive duties for Employer and for any of Employer's affiliates, consistent with his position under this Agreement, and as may be assigned him from time to time by Employer's Board of Directors.

               (b) The Board of Directors will have review and veto rights regarding hiring, promotion, demotion, or termination and setting salary of Employee.

               (c) Employee shall comply with all rules, policies and procedures of Employer as modified from time to time.

               (d)  Employee will perform all of Employee's
responsibilities in compliance with applicable laws.

               (e) Duties are carried out at Employer's location in Orange, CA; Davie, FL.; and other ancillary locations of the Employer.

          1.4   Permitted Outside and Travel Activities

               (a) Employee may serve as a director of other non-directly and materially competing entities, and generally not exceeding three
(3) such offices.

                (b) Travel. During the term of Employee's employment, Employee will be granted to travel between the Employer's various causes to be at (ref.: section 1.3 (e), and all other customary, agreed upon, and necessary business related travels commensurate with Employee's position of CEO.

     2.   Compensation and Stock Options.

          2.1 Base Salary. Employer will pay to Employee a base salary ("Base Salary") at an annual rate of One Hundred and forty five Thousand Dollars ($145,000), payable in such installments (but in no event less than monthly), subject to withholdings and deductions as required or permitted by law, as is Employer's policy with respect to other employees. Employee's Base Salary will be reviewed annually by the Board of Directors.

          2.11 Salary deferral and accrual. In the event that the Employer's available finance/cash resources do not reasonably allow for the regular payment of Employee's base compensation, Employee agrees to have up to 60% of his base salary deferred/accrued, but that portion will be become due and payable to Employee at the next reasonably available finance/cash position of the Employer.

          2.2  Incentive Bonuses.

               (a) Employer pays Employee an annual cash bonus of up to 50% as per recommendation of the Board of Directors. This bonus is payable during the month of December, on or before December 31, of each year of employment.

               (b) Employer will grant Employee an additional annual bonus in the form of the Employer's Stocks or Incentive Stock Options in the event Employer and/or Employee achieves during the preceding year certain goals set forth in a plan to be approved by the Board of Directors.

          2.3 Incentive Stock Options. Employer, subject to the approval of Board of Directors, has granted and the Employee has accepted a five-year Incentive Stock Option to purchase 400,000 shares of Common Stock at a purchase price per share of $0.20. Vesting of options: 40% immediate vesting as sign-in incentive. The reminder of the options (60%) will vest over 24 months at the rate of 12.5% per quarter. All Incentive Stock Options granted will participate fully in any and all stock splits or stock dividends.

          2.4  Other Benefits and Reimbursements.

               (a) Certain Benefits. Employee will be eligible to participate in all employee benefit programs established by Employer that are applicable to management personnel such as medical/dental /pension/long term care/life insurance plans on a basis commensurate with Employee's position and in accordance with Employer's policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan. Employee has the option of carrying under his own name coverages, and being reimbursed by the Employer.

               (b) Vacations, Holidays and Expenses. For the duration of Employee's employment hereunder, Employee will be provided vacation [four weeks (4)], and such holidays, sick leave as Employer makes available to its management personnel generally. If Employee does not use all of his year's vacation time, such unused time will accrue to Employee's benefit and may be added to next year's vacation.

               (c) Employer will reimburse Employee for those usual and customary expenses incurred in connection with his fiduciary, CEO, BoD employment, and related duties with the Employer.

               (d)  Directors' and Officers' Liability Insurance.
Employee is named as an insured, covered person, or an additional insured under any of the Company's D & O liability insurance policy.

               (e)    Car allowance monthly:  $..TBA...After Tax.

               (d)    Reasonable and customary future moving expenses.

     3.   Termination or Discharge by Employer.

          3.1 Either party to this agreement may terminate employment at any time.

          3.2  Termination for Cause:

As used herein the term "Cause" shall mean (i) acts of fraud, embezzlement or other material and deliberate acts of injury to the Employer; (ii) the refusal, disability or incapacity as determined by a health care provider acceptable to the Board of Directors, or the failure of the Employee to follow or comply with the reasonable and lawful directives of the Board of Directors.

          3.3  Other Grounds for Termination/Resignation:

(A) Employee acknowledges and understands that the Employer may terminate Employee's employment if any of the following events occur (i) the Employer is sold; (ii) the Employer becomes a subsidiary of a non-related party; (iii) the Employer experiences a 25% or more change in ownership (but not as a result of an IPO); (iv) the Employer elects to have a new CEO. If any of the foregoing events occur and the Employer elects to terminate Employee's employment, Employee will be entitled to (a) his then current salary for twelve (12) months; (b) incentive compensation, pro-rated on a calendar year basis; (c) continuation of all of his insurances at the Company's expense for twelve (12) months; (d) the immediate vesting of any unvested stock options along with the five years exercise right of all options.


(B) The Employer acknowledges und understands that the Employee may resign his employment with the Employer if any one of the following events occur: (i) The Employer is sold; (ii) the Employer becomes a subsidiary of a non-related party; (iii) the Employer experiences a twenty five (25%) percent or more
change in ownership  (but not as a result of an IPO);   (iv) the Employer
commits any act of fraud, misrepresentation or bad faith against the Employee;
(v) his duties, reporting relationships or responsibilities are materially reduced; (vi) the Employer elects to have a new CEO. If any of the events described in clauses (i), (ii), (iii) occur and Employee elects to resign, Employee shall be entitled to only (a) his then current salary for six (6) months; (b) any unpaid incentive compensation pro-rated on a six (6) month basis; (c) continuation of all of his insurances at the Employer's expense for six (6) months. Furthermore, any unvested Stock Options shall be vested immediately along with a five (5) years exercise rights of all his options. If the events described in clauses (iv) or (v) or (vi) occur and Employee elects
to resign, he shall be entitled to the separation benefits in Section   3.3
(A)


     4.   Confidentiality

Employee shall not use or disclose any of the Confidential Information during or after the Employment Period, except for the sole and exclusive benefit of the Employer. Employee agrees that the Employer would be injured by any breach of Employee's confidentiality agreement, and that the Employer may specifically enforce the provisions of this Section by injunction or similar remedy by any court of competent jurisdiction.

     5.        Non-Competition:

(A) Employee acknowledges that services to be rendered are of a special character and have a value to the Employer. In view of the value of the services, and because of the Confidential Information to be obtained by or disclosed to Employee he covenants and agrees not, during the term of his employment by Employer and for a period of one (1) year after termination of such employment for any reason whatsoever, will not, directly or indirectly,
(a) engage as owner, employee, or otherwise, in the operations, management or supervision of any type of business or enterprise engaged in any business which is materially competitive with any business of Employer (b) solicit orders from any current or past customer of Employer for products or services offered or sold by, or competitive with products or services offered or sold by, the Employer, (d) solicit any of Employers employees to leave the employ of the Employer or hire or negotiate for the employment of any employee of the Employer.

     6. Dispute Resolution. Except for the right of Employer and Employee to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Employee's employment or the provisions of this Agreement shall be resolved in accordance with this Section 6 regarding resolution of disputes. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, and the Law against Discrimination. Nothing in this provision is intended to restrict Employee from submitting any matter to an administrative agency with jurisdiction over such matter. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Reasonable mediator's and attorney's fees will be paid by Employer.


     7. Representation of Employee. Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no material commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee's performance of the covenants, services and duties provided for in this Agreement

     8. Notices. Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by registered or certified mail to the then existing legal address..

     9. Reformation; Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

    10. Waivers. No failure on the part of either party to exercise, and no delay in exercising any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

     12. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of Florida and California respectively, without regard to the conflicts of law provisions of such laws.

     13. Delegation of Duties. Employee is permitted to delegate/outsource tasks that fall into the ordinary scope of CEO's and broad industry/business practices to accomplish the Employer's objective and protect its interests; however, Employee can not delegate his main task without the approval of the Board of Directors.

     19. Survivability. The parties acknowledge and agree that all obligations and rights under this Agreement that would naturally survive the expiration or termination of this Agreement.

     19. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the relationship between Employee and Employer and supersedes all prior Employment Agreements. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification must be signed by the President and CEO, or a designated member of the Board of Directors in combination with either CEO or President, in order to be effective.

     IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

EMPLOYER - BioCal Technology Inc.


By/s/Dr. Ming S. Liu
     Name: Dr. Ming S. Liu
     Title:   President and chief Applications Officer





By/s/Udo Henseler
     Name:  Udo Henseler Ph.D., CPA
     Title:    CEO